[Goodman & Co. Logo] Goodman & Company

Certified Public Accountants
______________________________________________________________________
2560 Nazareth Road (25th Street)
Easton, Pennsylvania 18045-2793

Telephone: 610-253-2745
Fax: 610-253-9773
E-Mail: cpas@goodmancpa.biz
Website: www.goodmancap.biz

July 10, 2006

Securities and Exchange Commission
Mail Stop 11-3
100 F Street, NW
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Edentify, Inc.’s Form 8-K/A to be dated July 11, 2006, and have the following comments:

With the exception of the second to the last sentence of the first paragraph, with which we agree, we have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.

We agree with the statements made in paragraphs two and three.

Very truly yours,

Goodman & Company

By: /s/ William N. Goodman, CPA
William N. Goodman